Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Dreyfus/Laurel Funds, Inc.:

We consent to the use of our report dated January 28, 2019, with respect to the financial statements of General Treasury & Agency Money Market Fund, a series of The Dreyfus/Laurel Funds, Inc., as of November 30, 2018, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                                                         /s/ KPMG LLP

New York, New York

March 26, 2019